Exhibit 5.1

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

August 5, 2003

Insight Communications Company, Inc.

810 Seventh Avenue

New York, New York 10019

Re:	Registration Statement on Form S-8 Under the Securities Act of 1933

Ladies and Gentlemen:

In our capacity as counsel to Insight Communications Company, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed contemporaneously herewith by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering 2,550,000 shares of common stock, par value $.01 per share, of the Company (the “Option Shares”) issuable upon future exercises of certain options heretofore issued, or which may be issued subsequent hereto (collectively, the “Options”), pursuant to the Insight Communications Company, Inc. 1999 Equity Incentive Plan (the “Plan”). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act.

In that connection, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, the Plan, the instruments evidencing the Options (if heretofore issued), the Registration Statement, corporate proceedings of the Company relating to the Plan and the issuance of the Options and the Option Shares and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company with respect to the Options and the Option Shares to date. As to facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion the Option Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Options, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

Insight Communications Company, Inc.

August 5, 2003

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By:	/S/ IRA I. ROXLAND

A Member of the Firm